UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________

FORM 8-A/A

(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

National Research Corporation

(Exact name of registrant as specified in its charter)

Wisconsin (State of incorporation or organization)	47-0634000 (IRS Employer Identification No.)

1245 Q Street Lincoln, Nebraska (Address of principal executive offices)	68508 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Class B Common Stock, par value $.001 per share	The NASDAQ Stock Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: N/A.

Securities to be registered pursuant to Section 12(g) of the Act: None.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

The undersigned registrant hereby amends the following items, financial statements, exhibits or other portions of the Application for Registration on Form 8-A filed with the Securities and Exchange Commission (the “SEC”) on October 3, 1997 and amended on May 16, 2013:

Item 1.	Description of Registrant’s Securities to be Registered.

On April 17, 2018, the registrant consummated its proposed recapitalization by filing an amendment to its Amended and Restated Articles of Incorporation with the Wisconsin Department of Financial Institutions (the “DFI”) whereby each share of the registrant’s class B common stock issued and outstanding immediately prior to 5:00 p.m., CT, was automatically exchanged for one (1) fully-paid and nonassessable share of class A common stock and $19.59 in cash, without interest (the “Recapitalization”).

Immediately following the effectiveness of the Recapitalization, the registrant filed an amendment and restatement of its Amended and Restated Articles of Incorporation with the DFI to eliminate all references to the registrant’s class B common stock.

As a result of the Recapitalization, the registrant’s class B common stock has ceased to trade on the NASDAQ Global Market (“Nasdaq”) and became eligible for delisting from Nasdaq and for termination of registration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). On April 17, 2018, as requested by the registrant, Nasdaq filed with the SEC a Notification of Removal from Listing on Form 25 with respect to the delisting of the registrant’s class B common stock from Nasdaq.

On April 17, 2018, after the Recapitalization was effected, the registrant filed with the SEC a Certification and Notice of Termination of Registration on Form 15 to deregister its class B common stock under the Exchange Act.

Item 2.	Exhibits.

Exhibit No.	Description
3.1

Amendment to the Amended and Restated Articles of Incorporation of the registrant (incorporated herein by reference to Appendix A to the registrant’s definitive proxy statement, as filed with the Securities and Exchange Commission on March 13, 2018).

3.2

Amended and Restated Articles of Incorporation of the registrant (incorporated herein by reference to Appendix B to the registrant’s definitive proxy statement, as filed with the Securities and Exchange Commission on March 13, 2018).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

NATIONAL RESEARCH CORPORATION

Date: April 17, 2018	By:	/s/ Kevin R. Karas
Kevin R. Karas
Senior Vice President Finance, Chief Financial Officer, Treasurer and Secretary